EXHIBIT 10.31
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
      DISCOUNT STOCK PROGRAM AWARD
     This Award Agreement sets forth the terms and conditions of the award (“DSP Award”) of RSUs under the Discount Stock Program (“DSP RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
     1. The Plan. Your DSP Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.
     2. Award.
     (a) Form of Award. The number of DSP RSUs subject to this Award is set forth in the Award Statement delivered to you. The Award Statement shall designate your DSP RSUs as either Base RSUs or Discount RSUs. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc.
     (b) Certain Conditions Precedent. YOUR DSP AWARD IS EXPRESSLY CONDITIONED ON: (I) YOUR BEING A PARTICIPANT IN THE GOLDMAN SACHS PARTNER COMPENSATION PLAN OR THE GOLDMAN SACHS RESTRICTED PARTNER COMPENSATION PLAN ON THE DATE OF GRANT AND YOUR EXECUTING ANY AGREEMENT REQUIRED IN CONNECTION WITH SUCH PARTICIPATION; AND (II) YOUR EXECUTING THE RELATED SIGNATURE CARD AND RETURNING IT TO THE ADDRESS DESIGNATED ON THE SIGNATURE CARD AND/OR BY THE METHOD DESIGNATED ON THE SIGNATURE CARD BY THE DATE SPECIFIED. UNLESS OTHERWISE DETERMINED BY THE COMMITTEE, YOUR FAILURE TO MEET THESE CONDITIONS WILL RESULT IN THE CANCELLATION OF YOUR DSP AWARD. YOUR DSP AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY EXECUTING THE RELATED SIGNATURE CARD YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
     (c) Status under Shareholders’ Agreement. The Shares delivered with respect to this Award will be subject to the Goldman Sachs Shareholders’ Agreement to which you are a party, as amended from time to time (the “Shareholders’ Agreement”), except such Shares will not be considered “Covered Shares” as defined in that Agreement.
     3. Vesting and Delivery.
     (a) Vesting.
     (i) Base RSUs. Except as provided in Paragraph 2(b), you shall be fully Vested in all of your Outstanding Base RSUs on the Date of Grant, and, subject to Paragraph 9, neither such Base RSUs, nor the Shares delivered thereunder, shall be forfeitable for any reason.

     (ii) Discount RSUs. Except as provided in this Paragraph 3 and in Paragraphs 4, 6, 7, 9 and 10, on each Vesting Date you shall become Vested in the number or percentage of your Outstanding Discount RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding Discount RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply, and failure to meet such terms and conditions may result in the termination of some or all of your Discount RSUs (as a result of which no Shares underlying such Discount RSUs would be delivered).
     (b) Delivery.
     (i) The Delivery Date with respect to all of your DSP RSUs shall be the date specified as such on your Award Statement, if that date is during a Window Period or, if that date is not during a Window Period, the first Trading Day of the first Window Period beginning after such date. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange.
     (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9 and 15, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after the date specified as the Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding DSP RSUs with respect to which the Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered to a brokerage or custody account approved by the Firm. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.
     (iii) In accordance with Section 1.3.2(i) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your DSP RSUs, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
     (iv) Pending receipt of any consents deemed necessary or appropriate by the Firm, Shares in respect of your DSP Award initially may be delivered into an escrow account meeting such terms and conditions as determined by the Firm. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by GS Inc. in its discretion. By accepting your DSP Award, you have agreed to execute such documents and take such steps as may be deemed necessary or appropriate by the Firm to establish and maintain any such escrow account.
     (c) Death. Notwithstanding any other Paragraph of this Award Agreement, if you die prior to the Delivery Date, the Shares underlying all of your then Outstanding DSP RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding DSP RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
     4. Termination of Discount RSUs and Non-Delivery of Shares.
     (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6, 7 and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Discount RSUs (but not your Base RSUs) that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such Discount RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof.
     (b) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding Discount RSUs (whether or not Vested) (but not your Base RSUs), immediately shall terminate, such Discount RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:
     (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;
     (ii) any event that constitutes Cause has occurred;
     (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel, or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
     (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
     (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement, the Shareholders’ Agreement or any other shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
     (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for Delivery of this Award Agreement are invalid.
     For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
     5. Repayment. The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to your Discount RSUs but, subject to Paragraph 2(b), not your Base RSUs.

     6. Extended Absence and Downsizing.
     (a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment by reason of Extended Absence, the condition set forth in Paragraph 4(a) shall be waived with respect to any Discount RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Discount RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply.
     (b) Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding Discount RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding Discount RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Discount RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.
     (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to a portion of your Discount RSUs that were Outstanding but that had not yet become Vested prior to your termination of Employment by reason of “downsizing,” as a result of which you shall become Vested in a portion of such Discount RSUs, determined with respect to each Vesting Date by multiplying the number of Discount RSUs that would become Vested on the remaining Vesting Date by a fraction, the numerator of which is the number of months from the Date of Grant to the date your Employment terminated, and the denominator of which is the number of months from the Date of Grant to the applicable Vesting Date, but all other terms and conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”
     7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding DSP RSUs, whether or not Vested, shall be delivered.
     8. Dividend Equivalent Rights. Each DSP RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding DSP RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding DSP RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to DSP RSUs that are Outstanding on the payment date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan.
     9. Certain Terms, Conditions and Agreements.
     (a) The delivery of Shares in respect of your DSP RSUs is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s       fiscal year), the Firm may, in its sole discretion, require that you provide amounts for a reserve in connection with which the Firm may execute a sale for such number of Shares that may be deliverable in respect of your DSP RSUs (or any other Outstanding Awards under the Plan) as the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts.

     (b) Your rights in respect of your Discount RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
     (c) Your rights in respect of your DSP RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
     (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
     (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your DSP RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with this Award, including, without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder in respect of your DSP RSUs.
     (f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
     (g) Without limiting the application of Paragraph 4(b), if:
     (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding Discount RSUs or Base RSUs would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
     (ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Discount RSUs that are Vested or any Base RSUs for which the delivery of Shares has not yet occurred;
then, in the case of Paragraph 9(g)(i) above only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Discount RSUs you then hold that had not yet become Vested (as a result of which such Discount RSUs shall become Vested) and, in the case of
Paragraphs 9(g)(i) and 9(g)(ii) above, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of Shares underlying, all then Outstanding Vested Discount RSUs (including those that become Vested in connection with
Paragraph 9(g)(i) by reason of the immediately foregoing) and Base RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment. Notwithstanding anything else herein, payment or delivery in respect of the DSP RSUs as a result of this Paragraph 9(g) shall be made only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).

     10. Right of Offset. The obligation to deliver Shares under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
     11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in
Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
     13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of DSP Awards may transfer some or all of their DSP Awards through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
     14. Governing Law. THIS DSP AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Delay in Payment. To the extent required in order to avoid the imposition of any interest and additional tax under Section 409A(a)(1)(B) of the Code, any payments or deliveries due as a result of your termination of Employment with the Firm will be delayed for six months if you are deemed to be a “specified employee” as defined in Section 409A(a)(2)(i)(B) of the Code.
     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title: